Exhibit 99.2

                 Specialized Health Products International, Inc.
                       First Quarter 2005 Conference Call
                             May 11, 2005 4:30PM EDT

                       Opening Remarks by SHPI Management


Operator:


Ladies and gentlemen, thank you for standing by, and welcome to the SHPI First Quarter 2005 Financial Results Conference Call. At this time all participants are in a listen-only mode, and later we will conduct a question and answer session. The instructions will be given at that time. If you should require assistance during the call, please press star, then zero, and as a reminder, this conference is being recorded.

I would now like to turn the conference over to John Mills of Integrated Corporate Relations to review the company's safe harbor statement.

John Mills, Integrated Corporate Relations:
-------------------------------------------

Before we begin the call, I must inform you that remarks made during this call contain statements that qualify as forward-looking statements under The Private Securities Litigation Reform Act of 1995. SHPI's actual results could vary materially from any forward-looking statements since our performance is subject to a number of risk factors that are reviewed in our filings with the SEC. In compliance with SEC regulations, we do not intend to provide information on this conference call, except by way of clarification, which is not contained in our SEC filings or has not been publicly released. Statements made on this call are made as of today, and are based upon information that is currently known to management. The Company disclaims any duty to update this information.

Now I would like to turn the call over to SHPI's President and Chief Executive Officer, Mr. Jeff Soinski.

Jeff Soinski, President and CEO:
--------------------------------

Good afternoon and thank you for joining us for our review of SHPI's first quarter ended March 31, 2005. With us today are Dr. Donald Solomon, our Chief Operating Officer and Chief Technical Officer; Paul Evans, our Vice President of Business Development and General Counsel; and Keith Merrell, our Controller and Acting Chief Financial Officer.

On the call today, I will provide a brief overview of the quarter, Keith Merrell will review our financial results for the first quarter of 2005 and Dr. Solomon will review our operations in detail. After our remarks, we'll open the call to your questions.

Our management team is very pleased with our results for the first quarter and the positive momentum we are experiencing as we head into the second quarter. This quarter's results mark our third consecutive quarter of positive income from operations, before non-cash stock-based compensation expense. In addition, we reported break-even earnings per diluted share for the quarter, including the impact of these non-cash charges. We continue to make progress on our long-term strategic and financial goals, and this quarter's results are further evidence that our business strategy is enabling us to grow revenue, improve earnings and expand our market share.

For the First Quarter:

         o        Total revenue increased 46% compared to the first quarter of
                  2004

         o Sales of manufactured products more than doubled year-over-year

         o SG&A, before non-cash compensation expense, decreased to 33% of revenue from 56% in the same period last year

         o Net income, before non-cash compensation expense, improved to $101,000 compared to a loss of $283,000 in first quarter 2004

The primary driver of revenue growth in the first quarter was the dramatic increase in sales of LiftLoc(R) Safety Infusion Set, our first self-manufactured product, which more than doubled compare to the same period last year. This is the component of our revenue stream that we have the most direct control over, with this increase in product sales being directly related to our sales and marketing efforts in the field. While sales of manufactured products were responsible for close to 60% of product and royalty revenues for the quarter, we also continued to experience meaningful growth for our licensed products, with Tyco's Monoject Magellan(TM) Safety Syringe and Blood Collector product lines, and TAP Pharmaceutical Products' LuproLoc(TM) integral pre-filled syringe safety needle device showing growth year-over-year.

As mentioned on our last conference call, we are continuing to invest approximately one-half of our total operating budget in research & development with a primary emphasis on expanding our portfolio of manufactured products. We plan to launch two new self-manufactured product lines in 2005: SecureLoc(TM) Safety Introducer Needle, for which we received 510(k) clearance in the first quarter, and MiniLoc(TM) Safety Infusion Set, our next generation safety Huber needle, for which we expect to receive 510(k) clearance in the second quarter. We expect both of these product lines to contribute to continued revenue growth in the second half of the year, and to be significant revenue contributors in 2006.

While our first quarter top- and bottom-line results exceeded our expectations and provide further evidence of the viability of our business strategy, we believe that we are still in the early stages of experiencing the long term benefits of our commercialized patented technologies. As we continue to expand our portfolio of marketed products, manufacturing and sales & marketing capabilities, and OEM and distributor sales channels, we expect to deliver continued revenue and earnings growth and build long-term value for our stockholders.

At this point, I would like to turn the call over to Keith Merrell, our Controller and Acting Chief Financial Officer, to take you through a review of our financial results for the first quarter. Keith...

Keith Merrell, Controller and Acting CFO:

Thank you, Jeff. Turning to the financials, total revenues for the first quarter of 2005 were $1.7 million, up 46% from the $1.1 million recorded in the same period last year. As Jeff mentioned, the primary driver of this revenue growth was sales of manufactured products, which more than doubled as compared to last year. Manufactured product sales combined with royalties from our licensed products totaled $1.4 million and were responsible for 82% of total revenues.

Excluding amortization of deferred stock-based compensation, net income for the quarter was $101,000 compared to a net loss of $283,000 for the first quarter of 2004. Including amortization of $319,000 in deferred stock-based compensation, we reported a net loss of $218,000, or breakeven on an earnings per diluted share basis, for the first quarter of 2005, compared to a loss of $283,000, or $(0.01) per diluted share, for the same period last year.

Our blended gross profit margin for the first quarter of 2005 was 80% compared to 84% for the first quarter of 2004. This expected decrease in our margin compared to last year was related to the strong growth of our manufactured products, which now make up the majority of our combined product sales and royalties revenue line. As manufactured product sales continued to increase as a percentage of total revenue, we expect blended margins to settle in the high 70% range for this year.

Excluding non-cash compensation expense, our total operating expenses for the first quarter of 2005 decreased on both an absolute basis and as a percentage of revenue to $1.23 million, or 74% of total revenue. This compares to $1.25 million or 110% of revenue for the same period last year. Operating expenses by functional area, excluding non-cash compensation expense, were as follows:

Sales and marketing expenses for the first quarter of 2005 were $223,000, a decrease of $116,000 or 34% compared to the same period last year. We continue to increase the efficiency of our sales and marketing organization and programs and believe the strong growth of our manufactured product sales for the quarter are a testament to the effectiveness of our efforts in this area. As a percentage of revenue, sales and marketing expenses were 13% of total revenue, down from 30% in the year ago period.

General and administrative expenses for the quarter were $331,000, an increase of $39,000 or 13% compared to the same period last year. This increase was primarily related to fees paid to our financial consultants and increased insurance costs during the quarter. As a percentage of revenue, G&A expenses were 20% of total revenue, down from 26% in the year ago period. We expect our G&A expenses to continue to decrease as a percentage of revenue throughout 2005.

Research and development expenses for the first quarter of 2005, were $671,000, a 9% increase compared to the same period last year. We will continue to invest in research and development for both the near and long term growth of our company, and expect to spend approximately one half of our total operating expenses to fund product development activities in 2005.

We had cash of $1.2 million as of March 31, 2005, with approximately $400,000 net cash used during the first quarter. We expect to turn cash flow positive in the second half of the year, and believe that our solid balance sheet, along ith our improving cash flow from operations, will be sufficient to execute our business plan in 2005. In addition, we have $1,000,000 in committed funding in place in the form of a convertible note from Galen Partners, which remains fully available to us.

Now I'd like to turn the call over to Dr. Donald Solomon, our Chief Operating Officer and Chief Technical Officer, for a review of our research and development activities and operations.

Donald Solomon Ph.D., COO and CTO:
----------------------------------

Thank you, Keith. Over the past quarter, we have made significant progress in advancing our product development portfolio. We currently have eight new safety product lines in active development, including two new self-manufactured products slated for market launch this year.

As Jeff mentioned earlier, we received FDA marketing clearance for our SecureLoc(TM) Safety Introducer Needle product line in February, and are now in the final manufacturing scale-up and validation phase of product development. We expect to launch this new product line late in the second quarter and have already begun to have discussions with major corporate customers for potential OEM supply relationships. We believe the SecureLoc(TM) Safety Introducer Needle product line provides significant advantages versus conventional and competitive safety entries, and are excited about its potential to penetrate the $29 million introducer needle market.

Commercialization of the SecureLoc(TM) Safety Introducer Needle product line is also significant in that it is the first commercial application of our SecureLoc(TM) platform technology. The regulatory experience and manufacturing processes we have established for this product line will directly benefit our many other active SecureLoc(TM) development programs, including our on-going collaborations with Tyco Healthcare for safety bone biopsy needles and BD for safety-engineered spinal and epidural needles.

While we continue to show dramatic revenue gains and increased market penetration for LiftLoc(R) Safety Infusion Set, our first safety Huber needle product line, our experience in the field and market research with oncology nurses, the primary end-users of Huber needles, indicated an opportunity to expand our safety Huber needle franchise with what we believe is a "best-in-class" entry in the safety Huber needle field. We have branded this next generation safety Huber needle MiniLoc(TM) Safety Infusion Set. Similar to LiftLoc(R), the MiniLoc(TM) product incorporates a Huber type needle with an integral safety needle device. However, MiniLoc(TM) is based upon a new proprietary technology that enables state-of-the-art protection in an ultra-low profile device. MiniLoc(TM)'s small footprint, needle forward design and enhanced angled tubing make the product easy to dress, facilitate placement in dual lumen ports, and provide excellent site visibility. The product's proprietary design also enables controlled, easy engagement of the safety mechanism. In addition, MiniLoc(TM) has a smooth comfortable base that is designed for patient comfort, as well as specially lubricated needles that significantly reduce needle penetration force.

The comprehensive MiniLoc(TM) product line includes 29 SKUs in a variety of needle gauges, lengths, and product configurations. We do not see this new product line as a replacement for LiftLoc(R), which has an enthusiastic and growing installed user base, but instead as a franchise extension that can accelerate our overall market penetration of the estimated $60 million U.S. Huber needle market.

We filed a 510(k) application for MiniLoc(TM) in March and expect to receive FDA marketing clearance in the near term. Assuming we receive approval on a timely basis, we plan to ship MiniLoc(TM) through our existing U.S. distribution channels in the third quarter. We expect that this new product line will be an important contributor to our top- and bottom-line growth, as we extend our safety Huber needle portfolio and leverage the manufacturing, sales and marketing and customer service infrastructure we have established for LiftLoc(R).

I look forward to updating you further on our next call. Now, I'd like to turn the call over to Jeff for closing remarks.

Jeff Soinski, President and CEO:
--------------------------------

Thank you, Don.

With the growth of our existing products and the introduction of two exciting new product lines in 2005, we believe we are well-positioned to expand our presence in the safety medical device market and drive topline revenue growth. We also believe that our continued investment in research and development will continue to bear fruit as we bring multiple new product lines to market in 2006 and beyond. As we expand our portfolio of self-manufactured products, we expect to benefit from greater manufacturing and operating efficiencies, which along with careful cost controls should enable us to continue to increase operating income and sustain our profitability.

Turning to guidance, as we enter the second quarter, our shipments and deliveries, particularly of our manufactured products, remain strong. Given these factors and the anticipated launch of two new product lines this year, we are reaffirming our guidance for 2005. We expect annual revenue, excluding acquisitions, to be in the range of $7.3 million to $7.7 million and we expect to be profitable on an annual basis at a level equal to 7 to 10% of sales before amortization of deferred stock-based compensation expense.

In closing, we are encouraged by our accomplishments in the first quarter and believe that we have the core intellectual property platforms and leading safety medical products to deliver superior value to our customers and build long-term value for our stockholders. By maintaining our commitment to profitable growth and efficiently executing our plan, we expect to report continued improvement in our financial results throughout 2005 and beyond.

With that, I'd like to open the call to your questions.

Jeff Soinski (CLOSING):
-----------------------

Thank you for joining us for our first quarter 2005 conference call. We appreciate your continued interest in our company, and hope you'll join us again in mid August when we report second quarter financial results.